Exhibit 10.26
STOCK OPTION AGREEMENT
WEST PHARMACEUTICAL SERVICES, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 6, 2025)
West Pharmaceutical Services, Inc. (the “Company”), pursuant to its 2016 Omnibus Incentive Compensation Plan (Amended and Restated Effective May 6, 2025) (the “Plan”), hereby grants to the Optionee set forth below the number of stock options (the “Options” or the “Award”) set forth below, subject to the vesting and other terms and conditions set forth herein, to purchase shares of Common Stock of the Company (“Share”) at the Exercise Price per Share set forth below. The Options are subject to all of the terms and conditions in the Plan and in this Stock Option Agreement (including its Appendices, including but not limited to the Country-Specific Provisions for Non-U.S. Optionees set forth in Appendix A hereto (“Appendix A”)), all of which are incorporated herein in their entirety. The Stock Option Agreement and its Appendices are referred to collectively as the “Agreement.”

Optionee:	#ParticipantName#
Grant Date:	#GrantDate#
Exercise Price per Share:	#GrantPrice#
Number of Options:	#QuantityGranted#
Type of Option:	Nonstatutory Stock Option
Expiration Date:	#ExpirationDate# The Expiration Date is the date of the tenth anniversary of the Grant Date; provided that, if such tenth anniversary date is not a trading day, then the Expiration Date will be the trading day that immediately precedes such tenth anniversary date.
Vesting Schedule:
Subject to the terms and conditions of the Plan and the Agreement, the Options shall vest according to the vesting schedule set forth in Appendix C hereto; provided that, the Optionee has provided continuous active employment or service to the Company or a subsidiary or affiliate from the Grant Date through each applicable vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by applicable laws, provided that vesting shall cease if and when the leave of absence is no longer guaranteed by applicable laws. The Company may suspend vesting of the Options during any unpaid personal leave of absence, except as otherwise required by applicable laws, in a manner that does not result in adverse tax consequences under Section 409A of the Code to the extent the Optionee is subject to U.S. taxation.

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THE AGREEMENT. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.
BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD OF OPTIONS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX A, IF ANY, FOR MY COUNTRY OF RESIDENCE OR EMPLOYMENT, IF DIFFERENT).
BY MY ELECTRONIC ELECTION TO ACCEPT THIS AWARD, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE RESTRICTIVE COVENANTS CONTAINED IN SECTION 6 OF THIS AGREEMENT. I ACKNOWLEDGE THAT THE RESTRICTIVE COVENANTS CONTAINED IN THIS AGREEMENT ARE REASONABLE AND NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES.
IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY
(90) DAYS OF THE DATE THAT THIS AWARD IS MADE AVAILABLE TO ME ON THE THIRD PARTY ADMINISTRATOR WEBSITE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED AND MAY CANCEL THIS AWARD.

TERMS AND CONDITIONS OF STOCK OPTION AGREEMENT
1.Award. Each Option represents the unsecured right to purchase the number of Shares set forth on the first page of this Agreement at the Exercise Price per Share set forth on the first page of this Agreement, subject to the terms and conditions of this Agreement and the Plan. The Company hereby grants to the Optionee under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services, an Award of Options as of the Grant Date specified above, subject to all of the terms and conditions in the Agreement and the Plan. No fractional Shares nor dividends or dividend equivalents will be issued in connection with the Option. For purposes of this Agreement, if the Optionee is not employed by the Company, “Employer” means the subsidiary or affiliate that employs the Optionee.
2.Exercise of Option.
(a)Right to Exercise. Subject to the terms and conditions of this Agreement and the Plan, this Option shall be exercisable prior to the Expiration Date once it vests in accordance with the Vesting Schedule set out in Appendix C to this Agreement or, if earlier, pursuant to Section 3 below.
(b)Method of Exercise. This Option shall be exercisable by any method permitted by the Plan, the Participant Information Statement of the Plan, and this Agreement, as such methods are made available from time to time by the external third party administrator of the Options. Payment of the aggregate Exercise Price shall be by any of the following methods (or a combination thereof):
(1)through a broker-dealer sale and remittance procedure under which the exercise notice directs that the Shares issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the Optionee and at the time the Shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the aggregate Exercise Price;
(2)cash, delivered to the external third party administrator of the Options in any methodology permitted by such third party administrator;
(3)upon the Committee's approval, surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Options; or
(4)upon the Committee's approval, through a reduction in the number of Shares issued to the Optionee upon the exercise of the Option with a value, based on their Fair Market Value on the date of exercise, equal to the aggregate Exercise Price;

(c)Acknowledgment of Potential Legal Restrictions. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the U.S. Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Administrator may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.
Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Administrator may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Options are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that the Optionee shall not sell or transfer such Shares except in compliance with all applicable laws and may apply such other restrictions as it deems appropriate. The Optionee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in Section 25 of the Agreement.
(d)Automatic Exercise Upon Expiration Date. Notwithstanding any other provision of this Agreement (other than this Section), on the Expiration Date (or such earlier date as the Option expires under Section 3 below), if as of the close of trading on such day the then Fair Market Value of a Share exceeds the Exercise Price per Share set forth on the front page of this Agreement by at least $.01 (such expiring portion of the Option that is so in-the-money, an “Auto-Exercise Eligible Option”), the Optionee will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it is vested and it has not previously been exercised, forfeited or terminated, and after there has been specific and unanswered follow up communication requests with the Optionee, as determined by the Company in its discretion) as of the close of trading on the Expiration Date (or such earlier date as the Option expires under Section 3 below). In the event of an automatic exercise pursuant to this Section, the Company will reduce the number of Shares issued to the Optionee upon such automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) the Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) up to the maximum amount (or such other rate that will not cause adverse accounting consequences for the Company) of tax required to be withheld in the applicable jurisdiction(s), if any, arising upon the automatic exercise, in each case based on the Fair Market Value of the Shares as of the close of trading on the date of exercise. The Optionee may notify the Plan record-keeper in writing in advance that the Optionee does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to the Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

3.Termination of Employment or Service.
(a)Forfeiture of Unvested Options Upon Termination of Service, Other than Death, Disability, Qualifying or Early Retirement. In the event that Optionee’s employment by or service to the Company or the Employer is terminated (“Termination of Service”) for any reason other than death, Disability (as defined in the Plan), Qualifying or Early Retirement (as defined below), and the Options are not yet fully vested as of the termination date, then any unvested Options shall be forfeited immediately upon such termination date, subject to Section 17 of the Plan. In this event, the Optionee will have a period of ninety days from the Termination of Service (or if earlier, until the Expiration Date) to exercise any vested Options.
For purposes of this Award, the Optionee's employment or service with the Company or the Employer will be considered terminated as of the date the Optionee is no longer actively providing services to the Company, the Employer or any subsidiary or affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Optionee is employed or otherwise providing services or the terms of the Optionee’s employment or other service agreement, if any). Unless the Company determines otherwise, the date of Termination of Service for purposes of this Award will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or otherwise providing services or the terms of the Optionee’s employment or other service agreement, if any). The Committee or its delegate shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Award (including whether the Optionee may still be considered to be providing services while on a leave of absence).
(b)Termination of Employment or Service Due to Death or Disability. In the event of a Termination of Service due to death or Disability (as defined in the Plan), any unvested Option as of the date of the Optionee’s death or Disability will immediately vest, including any unvested Options held by the Optionee who was eligible for continued vesting following a Qualifying Retirement. In the event of Termination of Service due to death, the Optionee’s beneficiaries or heirs will have a period of one year from the Termination of Service (or if earlier, until the Expiration Date) to exercise any vested Options. In the event of Termination of Service due to Disability, any vested Options will remain exercisable until the Expiration Date.
(c)Termination of Employment or Service for Cause. In the event of a Termination of Service by the Company for Cause, all unvested and vested Options will be forfeited immediately.

(d)Termination of Employment or Service Due to a Qualifying or Early Retirement.
(i)In the event of a Termination of Service due to a Qualifying Retirement on or after October 1st of this year, the unvested Options under this Award will continue to vest as if the Optionee remained actively employed by the Company, the Employer or any subsidiary or affiliate, and any vested Options will remain exercisable until the Expiration Date. For purposes of the foregoing, to be a “Qualifying Retirement”, the following criteria must be met at the time of Termination of Service:
•The Optionee has reached age 57;
•The Optionee has rendered 10 years of service to the Company and its subsidiary or affiliates; and
•The Termination of Service must not be due to “Cause” as defined in the Plan and not due to death or Disability.
If the Company determines after Termination of Service that circumstances that would have constituted Cause exist (or existed), vesting shall immediately cease and all outstanding Awards shall be forfeited. To the maximum extent permitted by applicable law, the Optionee also agrees that the restrictive covenants set forth in Section 6 below are extended during the entirety of the Optionee’s continued vesting following a Qualifying Retirement, and that any breach of such covenants will immediately and retroactively result in the forfeiture of the Options. In the event the Optionee experiences death following a Qualifying Retirement, then, persuant to Section 3(b), (i) any unvested Options held by the Optionee as of the date of the Optionee's death will immediately vest, and (ii) the Optionee's beneficiaries or heirs will have a period of one year from the date of the Optionee's death (or if earlier, until the Expiration Date) to exercise any outstanding vested Options. In the event the Optionee experiences Disability following a Qualifying Retirement, then, pursuant to Section 3(b), (i) any unvested Options held by the Optionee as of the date of the Optionee's Disability will immediately vest, and (ii) the Optionee will have until the Expiration Date to exercise any outstanding vested Options.
(ii)In the event of a Termination of Service due to an Early Retirement on or after the completion of one year of service since the Grant Date, the unvested Options with less than twelve months remaining until their respective vesting date set forth in Annex C to this Agreement will be prorated based on the time the Optionee remains actively employed by the Company, the Employer or any subsidiary or affiliate during the entire vesting period and immediately vest, and any vested Options will remain exercisable until the three year anniversary of the termination date (or if earlier, the Expiration Date). The unvested Options with more than twelve months remaining from the vesting date set forth in Annex C to this Agreement shall be forfeited immediately upon such termination date, subject to Section 17 of the Plan. For purposes of the foregoing, to be an “Early Retirement”, the following criteria must be met at the time of Termination of Service:
•The Optionee has a combined age and years of service to the Company and its subsidiary or affiliates equal to 67 years;
•The Optionee has reached age 55;

•The Optionee has rendered 5 years of service to the Company and its subsidiary or affiliates; and
•The Termination of Service must not be due to “Cause” as defined in the Plan and not due to death or Disability.
If the Company determines after Termination of Service that circumstances that would have constituted Cause exist (or existed) vesting shall immediately cease and all outstanding Awards shall be forfeited. To the maximum extent permitted by applicable law, the Optionee also agrees that the restrictive covenants set forth in Section 6 below are extended during the entirety of the Optionee’s prorated vesting following an Early Retirement, and that any breach of such covenants will immediately and retroactively result in the forfeiture of the Options.In the event the Optionee experiences death following an Early Retirement, then, pursuant to Section 3(b), the Optionee’s beneficiaries or heirs will have a period of one year from the date of the Optionee’s death (or if earlier, until the Expiration Date) to exercise any outstanding vested Options. In the event the Optionee experiences Disability following an Early Retirement, then, pursuant to Section 3(b), the Optionee will have until the Expiration Date to exercise any outstanding vested Options.
4.Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Options at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for the deferral of compensation under Section 409A of the Code, may not be accelerated except as otherwise permitted under Section 409A of the Code and Section 18 of the Agreement. If so accelerated, such Options shall be considered as having vested as of the date specified by the Committee.
5.Responsibility for Taxes & Withholding. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax, social insurance or social security, payroll tax, payment on account or other tax-related items related to the Optionee's participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee's responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Options, including, but not limited to, the grant, exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Optionee's liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Optionee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Optionee agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Company, or their respective agents, will withhold Shares to be issued upon exercise of the Options, unless the Company, or if different, the Employer, at their discretion, permit the obligations to be satisfied with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from the Optionee's wages/salary or other cash compensation paid to the Optionee by the Company and/or the Employer; or
(b)withholding from proceeds of the Shares acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee's behalf pursuant to this authorization).
Notwithstanding the above, if the Optionee is a Section 16 officer of the Company under the Exchange Act of 1934, as amended, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.
To avoid negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares attributable to the exercised Options, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee's participation in the Plan.
The Optionee shall pay to the Company, or if different, the Employer, any amount of Tax-Related Items that the Company, or if different, the Employer, may be required to withhold or account for as a result of the Optionee's participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Optionee fails to comply with the Optionee's obligations in connection with the Tax-Related Items.
By accepting this grant of Options, the Optionee expressly consents to the methods of withholding Tax-Related Items by the Company, or if different, the Employer as set forth herein, including the withholding of Shares and the withholding from the Optionee's wages/salary or other amounts payable to the Optionee. All other Tax-Related Items related to the Options and any Shares delivered in satisfaction thereof are the Optionee's sole responsibility.

6.Restrictive Covenants.
(a)Definitions.
(i)“Confidential Information” means any proprietary information, whether or not protectable as a trade secret, which provides an advantage to a competitor or which a Party wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organization of the Company, its owners, officers, directors, employees or any associated entity, their suppliers or customers, which shall have come to the Optionee’s knowledge during the course of his or her employment with the Company. By way of illustration only and not limitation, information will prima facie be confidential if it relates to the Company and any of its associated entities’ trade secrets, research and developments, information relating to Intellectual Property, software (object or source codes), suppliers and their production and delivery capabilities, customers and details of their particular business and requirements, costings, profit margins, discounts, rebates and other financial information, marketing and selling strategies and tactics, current activities and current and future plans relating to all or any of development or sales including the timing of all or any such matters, the development of new products, or technical design or specifications of the products of the Company or any associated entity.
(ii)“Directly or Indirectly” means whether alone, jointly or as principal or agent, whether in conjunction with or on behalf of any other Person as employee, consultant, director (including a shadow director), partner, shareholder or otherwise.
(iii)“Intellectual Property” means all intellectual and industrial property rights including (without limitation and without prejudice to the generality of the expression) all patents, registered trademarks and designs, copyright (present and future), applications for any of the foregoing, trade and business names, trade secrets, algorithms, formulas, domain names, computer software, source and object codes, unregistered trademarks, goodwill in relation to the foregoing, database rights, sui generis rights, rights in designs (whether registrable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, models and literary, dramatic, musical and artistic works, know how, mask works, topographies, topography rights, (in each case to the fullest extent thereof and for the full period therefor and all related applications (and rights to apply for), extensions and renewals thereof and whether registered or not) and rights of the same or similar effect or nature in any part of the world existing now or in the future created.
(iv)“Intellectual Property Rights” means, in respect of Intellectual Property, the following rights for the full period such rights subsist and all extensions and renewals of such rights in any part of the world:
•copyright;
•design rights (whether or not registered);
•all accrued goodwill in any trade or service name (whether or not registered), trading style or get- up;
•any patents or patent applications;

•any trade or service marks (whether or not registered) including applications for such marks;
•all other industrial or intellectual property rights;
•rights under any license or other agreement granted by or to any other person, firm or company in respect of the use of any of the rights listed above;
•any database rights; or
•any rights in processes.
(v)“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other entity.
(vi)“Restricted Area” means any area in the world in which the Optionee was on the date of termination of the Optionee’s employment with the Company actively engaged on behalf of the Company and in respect of which it would be reasonable having regard to such activity for the protection of the business interests of the Company to impose on the Optionee the restrictions in relation thereto herein contained.
(b)The Optionee agrees that unless duly authorized in writing by the Company, the Optionee will neither during Optionee’s employment by the Company nor at any time thereafter divulge or use any Confidential Information in connection with any business activity other than that of the Company. Notwithstanding the foregoing, nothing in this Agreement (i) prohibits the Optionee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower protections of federal law or regulation, or (ii) requires prior authorization by the Company or notification to the Company of any such report.
(c)The Optionee has obtained and is likely to obtain in the course of the Optionee’s employment Confidential Information related to the Company’s business. To safeguard same and the goodwill of the Company, the Optionee hereby agrees that during the Optionee’s employment hereunder and for a period of twelve (12) months from the date of Termination of Service, the Optionee shall not either Directly or Indirectly without the prior written consent of the Company either on the Optionee’s behalf or in conjunction with or on behalf of any person, firm or company:
•solicit or entice or, endeavour to solicit or entice away from the Company, or employ, or engage any Person who is or was a senior employee or director of the Company at any time during the twelve (12)-month period immediately preceding the date on which the Optionee’s employment with the Company terminated and with whom during the course of business the Optionee had regular personal dealings during such period;

•canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any Person who at any time during the six (6) months immediately preceding the date of Termination Service is or was in negotiation for the supply of goods or services to the Company; a client or customer of the Company; or in the habit of dealing with the Company where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company and with whom the Optionee dealt or had contact with that Person acting in the course of the Optionee’s duties during the twelve (12) months immediately preceding the date of Termination of Service with the Company; or
•within the Restricted Area, work for or be engaged by, or concerned or interested in (except as the holder or beneficial owner for investment purposes of not more than 5% in nominal value of any class of securities listed or dealt with on any recognized stock exchange or automated quotation system), any business which in any way competes with the business of the Company. The period for which this particular restriction shall apply shall be reduced by one working day for every working day during which, at the Company’s discretion, the Optionee is excluded from the Company’s premises and/or have ceased performing or exercising some of the duties, powers, authorities, and discretions dedicated to the Optionee (i.e., placed on garden leave). In addition to the foregoing, and not as a limitation, employment by or rendering services to any of the following entities, or their Affiliates, will be deemed to be competitive: Datwyler Holding AG, Aptar-Stelmi Group, Gerresheimer, Schott, Becton Dickinson, Stevenato Group (Ompi), Ypsomed, Sensile Medical, SHL, Nemera, Enable Injections, Sonceboz and Eitan Medical.
(d)The Optionee hereby acknowledges and agrees that each clause in this restrictive covenant, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable, and enforceable accordingly and that the duration, extent and application of each such clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and that if any such clause, or any part thereof, shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply. For avoidance of doubt, Section 6(c) of this Agreement shall not apply to Optionees who are employed at a California location.

(e)The Optionee shall, at the request and expense of the Company, enter into a direct agreement or undertaking with any associated entity to which the Optionee provides services whereby the Optionee will accept restrictions corresponding to the restrictions in this clause (or such of them as may be appropriate in the circumstances) as the Company may reasonably require in the circumstances.
(f)The Optionee agrees that a breach of the covenants contained in this Agreement will cause the Company and its Affiliates immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. The Optionee also agrees that the Company may contact any Person with or for whom the Optionee works after the Optionee’s employment by the Company ends and may send that Person a copy of this Agreement.
(g)The Company’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be waiver of such provision or any other provision thereof.
7.Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” required under applicable law or provided for under the Company’s Incentive-Based Compensation Recovery Policy for Executive Officers or Non-Officers, as applicable, and as amended from time to time, or any other clawback policy that may be in effect from time to time (collectively, the “Policies”) shall automatically apply to this Award. The Optionee’s acceptance of the Award is expressly conditioned on the Optionee’s agreement to be subject to the Policies, including any provisions that allow the Company to deduct any proceeds from other sources of income payable to the Optionee. This Award would not be made if the Optionee did not agree to be subject to the Policies.
8.Transferability. The Optionee shall have no right to sell, assign, transfer, pledge or otherwise encumber the Options in any manner until the Shares are issued to the Optionee upon exercise. Following exercise and issuance of Shares, in the event the Company permits the Optionee to arrange for sale of Shares through a broker or another designated agent of the Company, the Optionee acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Optionee, in each case if the Optionee is not then permitted under the Company's insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Optionee to sell or transfer Shares is restricted, then the Company may notify the Optionee in accordance with the terms of the Agreement. The Optionee may only sell such Shares in compliance with such notification by the Company.
9.Rights as Shareholder. Neither the Optionee nor any person claiming under or through the Optionee shall have any of the rights or privileges of a shareholder of the Company in respect of any Options (whether vested or unvested) unless and until such Options are exercised and the corresponding Shares are issued. After such issuance, the Optionee shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

10.Nature of Grant. In accepting the Options, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options, even if Options have been awarded in the past;
(c)all decisions with respect to Options or other awards, if any, will be at the sole discretion of the Administrator;
(d)the Optionee is voluntarily participating in the Plan;
(e)the Options are granted as an incentive for future services and in no event should be considered as compensation for, or relating in any way to, past services for the Company or Employer;
(f)the Options and the Shares subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Options and the Shares subject to the Options, and the income from and value of same, are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments unless specifically provided in the applicable plan documentation;
(h)the future value of the underlying Shares is unknown, undeterminable and cannot be predicted with certainty;
(i)if the stock price of the Shares do not increase in value, the Option will have no value;
(j)if the Optionee exercises the Option and obtains Shares, the value of the Shares acquired upon exercise of the Options may increase or decrease in value;
(k)unless otherwise agreed with the Company in writing, the Options and the Shares subject to the Options, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of any subsidiary or affiliate;

(l)in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or recoupment of any Shares acquired under the Plan, or Shares purchased through the exercise of the Option, resulting from (i) termination of the Optionee’s employment or continuous service with the Company or any subsidiary (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable labor laws of the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and / or (ii) the application of any recoupment policy or any recovery or clawback policy otherwise required by law, and in consideration of the grant of the Options, the Optionee agrees not to institute any claim against the Company or any Subsidiary; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing/electronically accepting this Agreement, Optionee shall be deemed to have irrevocably waived the Optionee’s entitlement to pursue or seek remedy for any such claim; and
(m)neither the Company nor any subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Optionee pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee should consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.
12.No Right to Continued Employment. Neither the Company, the Employer nor any other subsidiary or affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s employment or service with the Company or the Employer, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company, the Employer or any subsidiary or affiliate, as applicable, to terminate the Optionee’s employment or service with the Company or the Employer at any time.
13.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
14.Data Privacy Consent.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options granted under the Plan or any other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Optionee’s consent.

(b)Stock Plan Administration and Service Provider. The Company will transfer Data to Fidelity Stock Plan Services and certain of its affiliates, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan (the “Service Provider”). The Optionee may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Service Provider is the Optionee's consent.
(c)International Data Transfers. The Company and the Service Provider are based in the United States. The Optionee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Optionee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data may be retained until after the Optionee’s employment or service ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Optionee is providing the consents herein on a voluntary basis. The Optionee understands that the Optionee may request to stop the transfer and processing of the Data for purposes of the Optionee’s participation in the Plan and that the Optionee’s employment or service will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Optionee to participate in the Plan. The Optionee understands that the Data will still be processed in relation to the Optionee’s employment or service for record- keeping purposes.
(f)Data Subject Rights. The Optionee may have a number of rights under data privacy laws in the Optionee’s jurisdiction. Depending on where the Optionee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Optionee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Optionee can contact the Optionee’s local human resources representative.
15.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business to the attention of the Corporate Secretary and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Pennsylvania. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts of the Commonwealth of Pennsylvania located in Chester County Pennsylvania or the Eastern District of Pennsylvania.
17.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to permit the exercise of the Options and/or deliver any Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares subject to this Option. Further, the Optionee agrees that the Company shall have unilateral authority to amend this Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares subject to the Options.
18.Section 409A of the Code for U.S. Taxpayers. These Options are intended to be exempt from the application of Code Section 409A and shall be administered and interpreted in a manner that complies with such exemption. To the extent that any provision of this Agreement is ambiguous as to its exemption from Code Section 409A, the provision shall be read in such a manner so that all payments hereunder are exempt from Code Section 409A. Notwithstanding the foregoing, the Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and the Optionee understands and agrees that the Optionee shall be solely responsible for the payment of any amounts incurred by the Optionee on account of non-compliance with Code Section 409A.
19.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

20.Language. The Optionee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Optionee to understand the terms and conditions of this Agreement. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Appendices. Notwithstanding any provisions in this Agreement, the Options shall be subject to any additional terms and conditions for the Optionee’s country set forth in the Appendix A attached hereto. Moreover, if the Optionee relocates to one of the countries included in the Appendix A, the additional terms and conditions for such country, if any, will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A, Appendix B and Appendix C constitute part of this Agreement.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Options and on the Shares acquired upon the exercise of the Options, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Optionee.
24.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
25.Insider Trading Restrictions/Market Abuse Laws. The Optionee is subject to the Company’s Security Trading Policy (CP-046), as in effect from time-to-time, and such other rules, procedures and guidelines established thereunder. Additionally, the Optionee acknowledges that, depending on his or her country, the Optionee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to acquire, exercise the Option, sell or attempt to sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction or the Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Optionee is advised to speak to his or her personal advisor on this matter.

26.Foreign Asset/Account Reporting Requirements. The Optionee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Optionee’s ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside the Optionee’s country. The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Optionee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Optionee’s country through a designated bank or broker within a certain time after receipt. The Optionee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Optionee is advised to speak to his or her personal advisor on this matter.
27.Plan Document Acknowledgment. By accepting the grant of the Options, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including Appendix A, Appendix B and Appendix C, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including Appendix A, Appendix B and Appendix C.
Signed for and on behalf of the Company:

Annette Favorite
Sr VP & Chief HR Officer

ACCEPTED:
#ParticipantName# #Signature# #AcceptanceDate#

Appendix A
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. OPTIONEES
Terms and Conditions
This Appendix A includes additional (or, if so indicated, different) terms and conditions that govern the Options granted to the Optionee if the Optionee is in one of the countries listed herein.
If the Optionee is a citizen or resident of a country (or if the Optionee is considered as such for local law purposes) other than the one in which the Optionee is currently residing and/or working, or if the Optionee transfers employment and/or residency to another country after being granted the Options, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Optionee.
Capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan or the Stock Option Agreement, as applicable.
Notifications
This Appendix A also includes information regarding certain issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on securities, exchange control and other laws in effect in the respective countries as of June 2025. Such laws are often complex and change frequently. As a result, the Optionee should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Optionee exercises the Option or the Optionee sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Optionee’s individual situation.
Finally, if the Optionee is a citizen or resident of a country (or if the Optionee is considered as such for local law purposes) other than the one in which the Optionee is currently residing and/or working, or if the Optionee transfers employment and/or residency to another country after being granted the Options, the information contained herein may not be applicable in the same manner.
COUNTRIES COVERED BY THIS APPENDIX A:
[List countries and country-specific provisions]
A-1

Appendix B
Data Privacy Notice

B-1

Appendix C
[Insert Vesting Schedule]

C-1